EXHIBIT 99.1

RMS Titanic, Inc. Announces Its Titanic Artifact Collection Appraised at $218 Million

ATLANTA, Oct. 14, 2014 (GLOBE NEWSWIRE) -- RMS Titanic, Inc., a division of Premier Exhibitions, Inc. ("the Company") (Nasdaq:PRXI), a leading presenter of museum quality touring and permanent exhibitions, announced today that the Company's collection of artifacts recovered from the wreck of the RMS TITANIC has been appraised at over $218 million. The collection was previously appraised in 2007 for $189 million. The appraisal was performed by Richard-Raymond Alasko and Jacob Fish at The Alasko Company ("Alasko"). The Alasko appraisal reflects the market value of the collection today based on a consideration of the market for comparable properties using a survey and analysis of market data pertaining to Titanic related materials. The current appraisal does not include the value of intellectual property and archaeological assets compiled during the company's 2010 dive, including the first comprehensive survey map of the wreck site, photomosaics, sidescan sonar, and 3D imagery. The Company will file an 8-K today with a redacted version of the appraisal report. Redacted information primarily relates to specificity of values of certain assets and categories of assets which the Company considers proprietary.

Sam Weiser, Executive Chairman of Premier Exhibitions, Inc., the parent company to RMS Titanic, Inc., said, "The Titanic collection, like the ship itself, is a one-of-a-kind historic treasure unmatched in its beauty, grandeur and cultural and historic importance. Our recovery and conservation efforts have preserved one of the most tragic watershed moments of the 20th century. The results of this appraisal confirm for us the magnitude of this collection, and its place in history."

About RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc.

RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by the United States District Court for the Eastern District of Virginia, Norfolk Division in 1994 and has conducted eight research and recovery expeditions to Titanic recovering approximately 5,000 artifacts. In the summer of 2010, RMS Titanic, Inc. conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the ship for all time.

About Premier Exhibitions, Inc. (Nasdaq:PRXI)

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a foremost presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including Titanic: The Artifact Exhibition, BODIES...The Exhibition, Tutankhamun: The Golden King and the Great Pharaohs, Pompeii The Exhibition, Extreme Dinosaurs and Real Pirates in partnership with National Geographic. The success of Premier Exhibitions, Inc. lies in its ability to produce, manage, and market exhibitions. Additional information about Premier Exhibitions, Inc. is available at the Company's web site www.PremierExhibitions.com

CONTACT: Samuel W. Weiser
         Executive Chairman
         (404) 842-2600
         sweiser@prxi.com